UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2016

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 31, 2016, the Board of Directors of Ambarella, Inc. (the “Company”) approved a Fiscal Year 2017 Annual Bonus Plan (the “FY2017 Bonus Plan”) covering executive officers and certain other executive team members, including named executive officers Feng-Ming Wang, George Laplante, Les Kohn, Christopher Day and Yun-Lung Chen. The bonus plan establishes an aggregate target bonus pool equal to the aggregate executive bonuses paid for Fiscal Year 2016. The aggregate amount of the bonus pool under the FY2017 Bonus Plan will be determined by the Compensation Committee based upon the Company’s performance against revenue and operating profit metrics established by the Board of Directors. The performance weighting is 50% for the revenue metric and 50% for the operating profit metric. On-target performance is intended to result in an aggregate bonus pool payout at target levels. Above target performance is intended to result in aggregate bonus pool payouts above target levels, with a maximum payout equal to 135% of the annual targeted bonus pool payout, absent approval by the Board of Directors. The Compensation Committee of the Board of Directors has discretion to individually apportion from such bonus pool and pay bonuses, if any, that are based on achievement of corporate goals as well as individual objectives. Any bonus plan payouts will be made no later than two and one-half months following the end of the Company’s 2017 fiscal year, and generally are subject to continued employment through the payment date.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2016	Ambarella, Inc.

/s/ George Laplante
George Laplante Chief Financial Officer